Exhibit 99.1

Calgon Carbon Announces First Quarter Results

Board Declares Dividend of $0.05 Per Share

Highlights of Q1 2015 results versus Q1 2014 results:

  Net sales increased 3.1%, including a $6.3 million negative impact from foreign exchange
  Gross margin (before depreciation and amortization) increased to 35.7% from 33.6%
  Operating income increased 10.8%
  Fully diluted EPS increased 16.7% to $0.21

PITTSBURGH--(BUSINESS WIRE)--May 7, 2015--Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2015.

Income from operations for the first quarter of 2015 was $17.3 million versus $15.6 million for the first quarter of 2014. Net income was $11.1 million for the first quarter of 2015 versus $9.8 million for the comparable period in 2014. On a fully diluted share basis, earnings per common share for the first quarter of 2015 were $0.21 versus $0.18 for the first quarter of 2014.

Net sales for the first quarter of 2015 were $135.7 million, as compared to $131.6 million for the comparable period in 2014, an increase of 3.1%. Currency translation had a $6.3 million negative impact on sales for the first quarter of 2015 due to the weaker euro, British pound sterling, and yen.

For the first quarter of 2015, sales for the Activated Carbon and Service segment increased 4.3% as compared to the first quarter of 2014. The improvement was primarily due to higher sales of activated carbon products and services for the potable water market in the U.S., as well as in the environmental air market, principally in North America for mercury removal. These increases were partially offset by decreases in demand for activated carbon products and services for the food, respirator, and environmental water markets.

Equipment sales increased 2.3% in the first quarter of 2015 versus the comparable period of 2014 principally due to higher sales of ballast water treatment systems. This increase was partially offset by lower sales of traditional carbon adsorption equipment.

A $1.2 million, or 34.7%, decline in the Consumer segment was attributed to lower demand for the Company’s activated carbon cloth. The segment’s results for the first quarter of 2014 included one significant sale that was not repeated in 2015.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the first quarter of 2015 was 35.7%, versus 33.6% for the first quarter of 2014. The improvement was attributable to several factors, including increased sales of higher margin activated carbon products, lower coal costs, and lower diesel fuel costs.

Selling, administrative and research expenses for the first quarter of 2015 were $22.5 million versus $21.6 million for the comparable period of 2014. The increase was primarily due to the Company’s SAP re-engineering project to improve the functionality of its enterprise resource planning system, which should be completed in 2015. The timing of certain employee expenses also contributed to the increase.

The income tax rate for the first quarter of 2015 was 33.5% versus 34.4% for the first quarter of 2014.

The Company continued its open market stock repurchase program and purchased 80,500 shares of Calgon Carbon stock during the first quarter.

On May 5, 2015, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on June 15, 2015, to shareholders of record on June 5, 2015.

Commenting on the quarter, Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer, said, “Calgon Carbon’s solid performance for the first quarter reflects our ongoing commitment to sustained growth. Higher sales, gross margin expansion, and increased operating income contributed to profitability improvement versus last year’s first quarter.”

“I am especially pleased with the growth in sales, considering the sizable negative impact of foreign currency on sales in the quarter.”

“A major driver of top-line growth in the first quarter of 2015 was the sale of FLUEPAC® powdered activated carbon for mercury removal from the flue gas of coal-fired power plants. Sales of $11.6 million represent a 72% increase over the first quarter of 2014.”

“The increase in FLUEPAC sales resulted from state regulations for mercury control and the April 16 compliance date for the EPA’s Mercury and Air Toxics Standards. Calgon Carbon’s strong position in this market reflects our successful strategy of offering electric utilities unique products with superior mercury capture and the lowest total treatment cost available.”

“The growing demand for FLUEPAC carbon confirms Calgon Carbon’s position as a leader in mercury control, and strengthens our belief that we should capture at least 30% of the value of this significant, emerging market.”

“I am pleased with Calgon Carbon’s performance in the first quarter. Going forward, we will sharpen our focus on profitable sales growth, while continuing to emphasize cost improvement.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended
	March 31,
	2015	2014

Net Sales	$135,703	$131,632

Cost of Products Sold (Excluding Depreciation and Amortization)	87,218	87,463

Depreciation and Amortization	8,701	7,029

Selling, Administrative & Research	22,494	21,642

Restructuring	-	(103)

	118,413	116,031

Income from Operations	17,290	15,601

Interest Expense - Net	(120)	(99)

Other Expense - Net	(548)	(546)

Income Before Income Tax Provision	16,622	14,956

Income Tax Provision	5,561	5,147

Net Income	11,061	9,809

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(10,296)	124
Defined Benefit Pension Plans	810	202
Derivatives	244	(206)

Comprehensive Income	$1,819	$9,929

Net Income per Common Share
Basic	$.21	$.18
Diluted	$.21	$.18

Dividends per Common Share	$.05	$-

Weighted Average Shares
Outstanding (Thousands)
Basic	52,451	53,608

Diluted	53,330	54,525

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	1Q15	1Q14

Activated Carbon and Service	122,747	117,723
Equipment	10,708	10,468
Consumer	2,248	3,441

Net Sales	$135,703	$131,632

Segment
Operating Income (loss)*	1Q15	1Q14

Activated Carbon and Service	25,890	22,669
Equipment	(447)	(987)
Consumer	548	845

Income from Operations *	$25,991	$22,527

*Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2015	2014

Assets

Current assets:

Cash and cash equivalents	$48,414	$53,133

Receivables	97,480	95,232

Inventories	101,761	98,446

Other current assets	42,958	46,151

Total current assets	290,613	292,962

Property, plant and equipment, net	292,149	290,586

Other assets	37,359	38,113

Total assets	$620,121	$621,661

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$-	$833

Current portion of long-term debt	1,125	-

Other current liabilities	68,802	74,586

Total current liabilities	69,927	75,419

Long-term debt	78,636	70,448

Other liabilities	67,186	70,321

Total liabilities	215,749	216,188

Total shareholders' equity	404,372	405,473

Total liabilities and shareholders' equity	$620,121	$621,661

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President – Investor Relations
ggerono@calgoncarbon.com